Exhibit 99.1

Media Contact:	Katy Michael/Crocs Inc.
(303) 848-7000
kmichael@crocs.com

Crocs, Inc. CFO Jeff Lasher to Step Down

Senior Vice President for Finance Mike Smith Named Interim CFO; Search Underway

NIWOT, Colo. – September 8, 2015 – Crocs, Inc. (NASDAQ: CROX) today announced that Jeff Lasher, senior vice president and chief financial officer, is leaving the company to pursue other interests. Lasher, who joined Crocs in 2009 and was named chief financial officer in 2011, will remain with the company through early November. Mr. Lasher plans to join West Marine, Inc. as chief financial officer in November.

Mike Smith, senior vice president for finance, has been named interim chief financial officer effective October 1st and will work closely with Lasher during a transition period.  Smith joined Crocs earlier this year after a long career in finance, including several chief financial officer roles. Smith spent nearly two years as division senior vice president for finance at Wolverine Worldwide and, prior to its acquisition, Collective Brands Performance & Lifestyle Group, which included the Sperry Top-Sider, Saucony, Keds and Stride Rite brands.

“For the past six years, Jeff Lasher has played a key role in leading the company through major transitions, including the strategic repositioning that Crocs has been going through during the past year,” said Gregg Ribatt, Crocs chief executive officer.  “Jeff is well-respected by investors, employees and our board of directors. We appreciate his many contributions to Crocs and wish him well in his future endeavors.”

“Mike Smith is a hands-on, strategic business leader with significant senior-level finance and business experience in the footwear and apparel industry,” Ribatt continued. “Mike is well positioned to make a great impact on the company as interim chief financial officer.”

Crocs will retain a global executive search firm to assist with the search for a permanent chief financial officer.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers a broad portfolio of all-season products, while remaining true to its core molded footwear heritage. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs celebrates the fun of being a little different and encourages fans to “Find Your Fun” in every colorful pair of shoes. Since its inception in 2002, Crocs has sold more than 300 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

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